FORM 8-K PRIVATE

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  April 15, 1998.



                           HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                                #1-8680
(State or other jurisdiction of                              (Commission File
incorporation)                                                        Number)



200 W. Douglas                                                    #48-0901658
Suite #820                                                      (IRS Employer
Wichita, Kansas 67202                                     Identification No.)
(Address of principal
executive offices)


                                (316)269-4310
                       (Registrant's telephone number)

Item  5  Other Information

Wichita, KS, April 15, 1998 -- High Plains Corporation (NASDAQ:HIPC) today reported a net loss of $(299,425) or $(.02) per diluted share on sales of $19.1 million for the fiscal third quarter ended March 31, 1998. This compares to net income of $427,922 or $.03 per diluted share on sales of $20.6 million for the same quarter last year.

The Company also reported net income of $1.5 million or $.09 per diluted share for the nine-month period ended March 31, 1998, on sales of $63.4 million. This compares to net income of $1.6 million or $.10 per diluted share on revenues of $38.7 million for the same nine-month period last year. The Company's diluted per share numbers are the same as its basic per share figures, both for the quarter, and the nine-month period ended March 31, 1998.

                                          Financial Highlights
                                Three Months Ended        Nine Months Ended
                                     March 31,                 March 31,
                                1998        1997           1998        1997
Sales                       $19,123,056  $20,570,905   $63,354,876  $38,699,005
Net (Loss) Income           $  (299,425) $   427,922   $ 1,476,863  $ 1,602,394
Diluted (Loss) Earnings
   per share                $      (.02) $       .03   $       .09  $       .10
Diluted shares
   outstanding               16,009,802   15,996,437    16,018,715   16,065,434


"The completion of the wintertime oxygen program, combined with low gasoline prices and high maintenance expenses all contributed to our loss this quarter," said Gary Smith, Chief Executive Officer of High Plains. "High Plains and many other ethanol producers reduced production to approximately 80% of capacity mid-way through this quarter. However, completion of two major projects during the quarter should improve production efficiencies for the future."

"Specifically, installation of the bio-methanation unit in our York, Nebraska plant was completed in January and is operating as expected to increase our wastewater treatment capacity, as well as our production efficiency. A major modification to the feed dryer was also completed at our Colwich, Kansas plant, which will increase drying capacity and allow us to capture more value from by-products previously sold as liquid feed."

"Industry-wide, grain prices have continued to trend downward, and we have expanded our grain purchases in accordance with our risk management strategy. We currently have futures contracts for almost 40% of our projected grain requirements through March of 1999. These contracts, combined with the grain price protection traditionally provided by our feed by-products, should operate to cover approximately 70% of our grain price exposure through March 1999. Record planting and good crops are still projected for this grain year, but our risk management plan is in place to help limit our exposure to unexpected price increases. Sales of our Industrial Grade Ethanol continue in the spot market after a mid-quarter interruption due to market softness.

However, Industrial Grade prices are still significantly higher than those of our Fuel Grade product."

Mr. Smith added, "After completing refurbishments, the Portales, New Mexico plant is now operating smoothly at 80% of full capacity, and this expansion of our Company's overall production capacity should help High Plains in its quest to become a long-term leader in the Ethanol industry."

High Plains also announces the completion of a tentative agreement with Wichita Gas Producers, LLC, to purchase gas produced by the local landfill for use at our Colwich, Kansas plant. This agreement is the culmination of almost two years of negotiations to utilize this resource which otherwise would simply be vented into the air and wasted. Mr. Smith further stated, "Our hope is that this landfill gas will replace most, if not all of our natural gas requirements at the Colwich plant. The project will be completed at no cost to High Plains, and will allow us to purchase gas at significantly reduced costs over the five year term of the agreement. At our current contracted natural gas rates, and assuming that the landfill can produce 80% of our gas needs, savings to High Plains should exceed $600,000 per year. The anticipated completion date for the collection system and pipeline is prior to the end of this calendar year."

A conference call is being held by High Plains at 11:00 a.m. Eastern Standard Time on Thursday, April 16, 1998, to discuss these issues and others relevant to the Company. To participate in the call, dial 888-331-0044 approximately 15 minutes prior to its starting time, and ask for conference call ID# Q526.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of Ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   April 15, 1998             HIGH PLAINS CORPORATION



                                  /s/Gary R. Smith
                                  CEO